UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

ALL STATE PROPERTIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

_____________________

Nevada

(State or Other Jurisdiction of

Incorporation or Organization)

32-0252180

(I.R.S. Employer

Identification No.)

6465 N. Quail Hollow Rd., Ste. 200,

Memphis, TN  38120-1417
(Address, Including Zip Code, of Principal Executive Offices)

_____________________

Inducement Grants

(Full Title of the Plan)

_____________________

CSC SERVICES OF NEVADA, INC.

502 EAST JOHN STREET

CARSON CITY, NV  89706

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

John C. Miller

Chief Financial Officer

All State Properties Holdings, Inc.

6465 N. Quail Hollow Rd., Ste. 200

Memphis, TN  38120-1417

(901) 271-3779

John T. Root, Jr., Esq.

12 Cherry Leaf Cove

Little Rock, AR  72211

(501) 231-5519

_____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer

☐

Accelerated filer

☐

Non-accelerated filer

☐

Smaller Reporting company

☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(s)(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.0001 par value per share	3,325,000	$0.08	$266,000.	$13.30

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable as Inducement Grants by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrants’ Common Stock.

(2)

Estimated solely for the purpose of calculating he registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Common Stock of All State Properties Holdings, Inc. on September 4, 2009, on the over-the-counter market as reported by the Over the Counter Bulletin Board.

EXPLANATORY NOTE

This Registration Statement is filed by All State Properties Holdings, Inc. to register securities issuable pursuant to grants of equity compensation for services, none of which consists of shares issued in any way related in connection with any capital-raising or investment activities, and consists of only those items required by General Instruction E to Form S-8.  All shares of All State Properties Holdings, Inc. common stock issued pursuant to this Registration Statement are subject to the applicable Rules of the U.S. Securities and Exchange Commission.

_____________________

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to recipients of the inducement grants as specified by Securities Act Rule 428(b)(1).  Such documents are not filed as part of this Registration Statement in accordance with the Note to Part 1 or the Form S-8 Registration Statement.

_____________________

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

All State Properties Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, filed with the Commission on October 14, 2008, as amended by Form 10-K/A, filed with the Commission on October 27, 2008, and as updated by the Registrant’s Current Report on Form 8-K filed with the Commission on September 1, 2009;

(b)

The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the Commission on May 20, 2009;

(c)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual report referred to in (a) above; and

(d)

The Registrant’s initial Registration Statement filed with the Commission, pursuant to Section 12(g) of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock, including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and Prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities

Not applicable.

Item 5.

Interests of Named Experts and Counsel

Not applicable.

Item 6.

Indemnification of Directors and Officers

Not applicable.

Item 7.

Exemption from Registration Claimed

Not applicable.

Item 8.

Exhibits

Exhibit number	Exhibit
4

Instruments Defining the Rights of Stockholders.  Reference is made to Registrant’s initial Registration Statement previously filed with the Commission, together with any exhibits thereto, which is incorporated herein by reference pursuant to item 3(d) to this Registration Statement.

5	Opinion and consent of Root Law Firm regarding the legality of the common stock being registered pursuant hereto.
23(a)	Consent of Root Law Firm (included in Exhibit 5 filed herewith).

Item 9.

Undertakings

We hereby undertake:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purpose of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Registrant pursuant to Registrant’s indemnification provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, All State Properties Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on September 14, 2009.

ALL STATE PROPERTIES HOLDINGS, INC.

By:

/s/ E. Robert Gates

______________________________________

E. Robert Gates, Chief Executive Officer

Root Law Firm
ATTORNEYS AT LAW
12 Cherry Leaf Cove
Little Rock, Arkansas 72211
Phone: (501) 231-5519
Fax: (501) 325-1130
john_root_5013@yahoo.com

September 14, 2009

All State Properties Holdings, Inc.

6465 N. Quail Hollow Rd., Ste. 200

Memphis, TN  38120-1417

Re:

Registration Statement on Form S-8 filed by All State Properties Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for All State Properties Holdings, Inc., a Nevada corporation (the “Company”), in connection with Inducement Grants (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records, and matters of law as we have deemed relevant or necessary for purposes of such opinion.  Based on the forgoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

The 3,325,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable, provided that the consideration for such Shares is at least equal to the stated par value thereof.

The opinions expressed herein are limited to the Corporation Law of the State of  Nevada, including the applicable provisions of the Nevada Constitution and the reported judicial decisions, interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.  In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares and Rights pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares and Rights are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

In rendering the opinion above, we have assumed that each of the awards has been, or will soon be, approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

The opinion set forth above is limited to the corporate authorization and valid issuance of the Rights under the Corporation Law of the State of Nevada.  We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement.  In rendering the opinion set forth above, we have assumed that the board of directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed  the Company to effect registration of the Shares and the Rights to be issued and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”).  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely

John T. Root, Jr.